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Exhibit 99.1

CONTACT:	Thomas T. Hendrickson	Investor/Press Relations:
	Chief Administrative Officer and	Chad A. Jacobs/Megan McDonnell
	Chief Financial Officer	Integrated Corporate Relations, Inc.
	The Sports Authority	203-222-9013
720-475-2293

THE SPORTS AUTHORITY ANNOUNCES RESIGNATION OF ELLIOTT KERBIS

Englewood, CO—May 25, 2004—The Sports Authority, Inc. (NYSE: TSA) today announced Elliott Kerbis, President and Chief Merchandising Officer, has resigned from the Company to spend more time with his family. The Company will actively pursue a successor to Mr. Kerbis. In the interim, Doug Morton, Vice Chairman and Chief Executive Officer of The Sports Authority will oversee Mr. Kerbis' areas of responsibility.

Mr. Morton stated, "The Board and I would like to thank Elliott for his leadership and direction during the important post-merger transition time and his efforts in helping to create the nation's largest full-line sporting goods retailer. Elliott was integral in building a strong merchandising team from the combined companies. We wish him all the best in his future endeavors."

The Sports Authority, headquartered in Englewood, CO, is one of the nation's largest full-line sporting goods retailers offering a comprehensive high-quality assortment of brand name sporting apparel and equipment at competitive prices. As of May 1, 2004, The Sports Authority operated 385 stores in 45 states under The Sports Authority®, Gart Sports®, Sportmart® and Oshman's® names. The Company's e-tailing websites, located at thesportsauthority.com, gartsports.com, sportmart.com and oshmans.com, are operated by GSI Commerce, Inc. under license and e-commerce agreements. In addition, the Company maintains a joint venture partnership with AEON, Ltd., which operates "The Sports Authority" stores in Japan under a licensing agreement.

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  Exhibit 99.1